Exhibit 5(a)

[Letterhead of Deborah A. Amberg, Esq.]

November 4, 2009

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802-2093

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by ALLETE, Inc. (the “Company”), on or about the date hereof with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), for the registration of 3,000,000 shares of the Company’s common stock, without par value (“Common Stock”), in connection with the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (“Plan”).  This opinion is given with respect to the shares of Common Stock to the extent that they are newly-issued.

In connection therewith, I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby.

Based upon the foregoing, I am of the opinion that when the authorized but unissued shares of Common Stock are issued and delivered as contemplated by and for the consideration stated in the Registration Statement and the Plan, such shares of Common Stock will be validly issued, fully paid and non-assessable.

For purposes of the opinions set forth above, I have assumed that (a) a Minnesota Public Utilities Commission order authorizing the issuance of the shares of Common Stock shall have been issued and shall remain in full force and effect at the time the shares of Common Stock are issued and that the Company complies with the terms of such order and (b) the Company’s Board of Directors, or a duly authorized committee thereof, shall have taken action to approve and authorize the issuance and sale of shares of authorized but unissued shares of Common Stock pursuant to the Plan and such shares of Common Stock shall be issued and delivered as provided therein.

I am a member of the Minnesota Bar and do not hold myself out as an expert on the laws of any other jurisdiction. As to all matters of Minnesota law, Morgan, Lewis & Bockius LLP is hereby authorized to rely upon this opinion to the same extent as if this opinion had been addressed to them.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Deborah A. Amberg, Esq.

Deborah A. Amberg